Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Pam Marsh
(626) 535-8465

MEDIA CONTACT:
Katie McFadzean — MWW Group
(206) 505-8333

INDYMAC ISSUES STAKEHOLDER LETTER

PASADENA, Calif. — July 7, 2008 —

Dear Indymac Stakeholders:

In this very difficult and challenging environment, any of the actions that we take to keep Indymac safe and sound unfortunately have negative consequences to some important constituency.  As we stated in our financial update on May 12, 2008, we have been working with our investment bankers to raise additional capital. To-date, we have not been successful with these efforts, and, while we will continue these efforts with our bankers and others, we don’t expect to be able to raise capital until there is more stability and less uncertainty in the housing and mortgage markets.   While some shareholders may believe it is in their best interests that we not raise capital right now given the significant dilution that it would cause, there are consequences of not being able to raise more capital and, therefore, actions that we now must take.

Given the continued downward trend in home prices and a resulting increase in our forecasted credit losses and the related downward trend in the pricing of all mortgage related assets in the capital markets, especially mortgage-backed securities where we have experienced significant rating agency downgrades this quarter, we expect our loss for the second quarter to be larger than Q108, but it is difficult at this time to be more precise given the significant uncertainty surrounding accounting estimates, fair value accounting and other accounting matters.

In light of the current environment and related deterioration of our financial position since last quarter, we have been working closely with our federal banking regulators with respect to the actions that they and we must take to meet our mutual goal of keeping Indymac safe and sound through this crisis period. In that respect, based on information we have provided to our regulators, they have advised us that we are no longer “well capitalized”, which we stated on May 12 was a possible scenario.  Our regulators have also asked us to submit to them a new business plan for their review and approval, something on which we have been working with them for some time.  We have agreed on the basic elements of the plan, and the regulators have directed us to begin executing on it.  An important element of our plan is to improve our capital ratios.  Without an external capital raise, the traditional way to improve safety and soundness is to sell assets and shrink the balance sheet, which in normal times generally has the effect of improving capital ratios and bolstering liquidity. Yet in this environment, where either there are no bids for most of IMB’s mortgage loans and securities or the bid/ask spreads are abnormally wide, “fire-selling” assets would actually deplete capital further. As a result, the most realistic and cost-effective way to shrink both our balance sheet and our servicing rights asset (which, as discussed in previous communications, is up against the regulatory cap limit), is to curtail most new loan production.

In addition to needing to shrink our assets to improve our capital ratios, we also need to do so to ensure that we maintain prudent operating liquidity.  A consequence of falling below well-capitalized is that we are no longer permitted to accept new brokered deposits or renew or roll over existing ones, unless we get a waiver from the FDIC.  While we have submitted a waiver application, it is uncertain as to whether such a waiver will be granted.

As a result of the above, we have made the difficult decision, effective July 7, 2008, that we will no longer accept any new loan submissions or rate locks in our retail and wholesale forward mortgage lending channels, except for our servicing retention channel. We plan to honor all of our existing rate-locked loans and will continue to fund these loans in the coming weeks. While the managers and employees in these units have worked incredibly hard, these units are not currently profitable due to the continuing erosion of the housing and mortgage markets.  At the same time, these operations take up significant balance sheet capacity and “feed” growth in the servicing asset, an asset we need to shrink given its size relative to our existing capital.

In closing our forward mortgage business, we will refocus our lending efforts on supporting and building within regulatory constraints Financial Freedom, our reverse mortgage unit (FHA production only), and on continuing the retention activities associated with our servicing portfolio.  Combined, we currently expect these units to produce roughly $5 billion to $10 billion per year of new FHA/GSE loans. Thus, our core business model will include (1) Financial Freedom, one of the largest reverse mortgage lenders in the Country; (2) a top ten mortgage loan servicing operation, with a solid retention production unit; and (3) a Southern California retail bank branch network, including 33 branches and roughly $18 billion in deposits, of which over 96% is fully covered by FDIC insurance.    In addition, when this housing and mortgage crisis abates and we return to health, we would also hope to be an investor in mortgage loans and mortgage-backed securities and might re-enter the national forward mortgage production business with a low-cost, non-commissioned-based business model.

Unfortunately, the above actions will necessitate the reduction in our present workforce from approximately 7,200 to roughly 3,400 or so over the next couple of months, which should reduce our operating expenses by roughly 60%.  We will retain about 1,100 employees in loan servicing in Kalamazoo and Austin; 350 in our servicing retention group in Irvine and Kansas City; 800 at Financial Freedom, primarily in Irvine, Sacramento, and Atlanta; 400 in our Southern California retail and web bank; 500 in portfolio management and administration, largely in Pasadena; and 250 in discontinued

businesses. In building Indymac up from 4 employees in 1993 to its present size, we have had to retrench and then rebuild several times over the past 15 years, but clearly these are the largest and most difficult staff reductions we have ever had to make. If we had another alternative, we clearly would have chosen it, as we understand how painful these workforce reductions can be for the affected employees and their families.  Given Indymac’s current financial position and these significant layoffs, I strongly believe it is appropriate that I further materially reduce my own compensation.  As a result, I have requested of Indymac’s Board of Directors that they reduce my base salary by 50%.

With respect to severance, our policy has always been that the fair and right thing to do is to provide our departing employees with a generous severance program to ease their transition to the next stage of their career. Our severance program, which provided one month of pay and one month of Indymac-paid COBRA insurance coverage for each year of service, was clearly the most generous in the mortgage industry, if not among most of the Fortune 500.  I very much regret that the reality today, however, is that we can no longer afford this program given our need to preserve capital and return to profitability.  Therefore, we will be providing employees with a minimum 30-day notice of the termination of their employment (effectively, 30 days severance), with employees covered under the Federal WARN Act and similar state statutes (“WARN”) receiving 60 days of advance notice prior to the effective date of the their termination.  Affected employees with five or more years of service will receive a minimum $20,000 severance, including any compensation payments made during the notice period.

With all of the above said, in this environment plans can change often and quickly (e.g. ability to raise capital and/or liquidity, regulatory actions, etc.). All we can do is continue to work hard and do our very best to keep Indymac safe and sound, so that we can rebuild our workforce and shareholder value when the housing and mortgage markets stabilize. We will be providing more information on our plans and prospects when we release Q208 earnings.

Very truly yours,

Michael W. Perry
Chairman and Chief Executive Officer

About Indymac Bank

IndyMac Bancorp, Inc. (NYSE: IMB) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan  in the nation. Indymac Bank  provides single-family home mortgage financing, FDIC-insured banking products and through its Financial Freedom subsidiary is one of the largest providers of reverse mortgage loans to seniors.

For more information about Indymac and its affiliates, or to subscribe to the company’s E-mail Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors. To visit Indymac’s corporate blog, please visit http://www.theimbreport.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws.  Examples include  our  forecasts   relating to the second quarter 2008 losses and capital ratio declines, our expectations about the inability to raise capital in the near term, our ability to take the necessary actions with our regulators to keep Indymac safe and sound, our ability to honor and fund existing rate-locked loans, the expected long-term viability of our revised business model, our projections of a return to profitability and strong capital levels, and our ability to rebuild our workforce and shareholder value.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including: the effect of economic and market conditions including, but not limited to, recent disruptions in the housing and credit markets, including the level of housing prices, industry volumes and margins; the level and volatility of interest rates;  Indymac’s ability to down-size its business and reduce costs expeditiously;  Indymac’s hedging strategies, hedge effectiveness and overall asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the implementation of new accounting pronouncements and guidance; the various credit risks associated with our loans and other financial assets, including increased credit losses due to downward trends in the economy and the real estate market and increased delinquency rates of borrowers; the adequacy of credit reserves and the assumptions underlying them; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders (in particular, Federal Home Loan Bank and the Federal Reserve Bank), loan sales, securitizations, deposits and all other sources used to fund  reverse  mortgage loan originations and portfolio investments; and the execution of Indymac’s business and  restructuring  plans in a significant and turbulent market transition.  Additional risk factors include the impact of disruptions triggered by natural disasters; pending or future legislation, regulations and regulatory action, or litigation, and factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K,

Quarterly Reports on Form 10-Q, and its reports on Form 8-K.  Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances for events that arise after the date the forward-looking statements are made.

Investor Contact:

Pam Marsh

Indymac Bank

Phone: (626) 535-8465

E-mail: pam.marsh@imb.com

Media Contact:

Katie McFadzean

MWW Group

Phone: (206) 505-8333

E-mail: kmcfadzead@mww.com